Exhibit 99.1

News:

For immediate release

AUTOZONE AUTHORIZES ADDITIONAL STOCK REPURCHASE;
NEW DIRECTOR ELECTED

Memphis, Tenn. (March 16, 2005) – AutoZone, Inc. (NYSE: AZO), today announced its Board of Directors authorized the repurchase of an additional $500 million of the Company’s common stock in connection with its ongoing share repurchase program. Including the above amount, the share repurchase authorization now totals $4.4 billion.

“AutoZone’s strong financial health has allowed us to continue to repurchase our stock while maintaining strong credit ratios,” said Michael Archbold, Executive Vice President and Chief Financial Officer. “We will continue to opportunistically repurchase shares as long as it is accretive to earnings.”

Also today, the Board of Directors elected Bill Rhodes as a new director. Mr. Rhodes was recently named President and Chief Executive Officer of AutoZone. Prior to that he served in various senior management positions at the Company, including Executive Vice President, Store Operations and Commercial, Senior Vice President of Supply Chain and Information Technology, and Vice President, Stores. He is active in the community, holding positions on the boards of the National Civil Rights Museum and the Partners Board of the FedEx Institute of Technology at the University of Memphis. “We are privileged to add Bill to our board. His industry knowledge and experience ensure he will be a wonderful addition,” said J.R. Hyde, III, AutoZone’s Interim Chairman of the Board.

As of February 12, 2005, AutoZone sells auto and light truck parts, chemicals and accessories through 3,474 AutoZone stores in 48 states plus the District of Columbia in the U.S. and 67 AutoZone stores in Mexico and also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through www.autozone.com.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: competition; product demand; the economy; the ability to hire and retain qualified employees; consumer debt levels; inflation; raw material costs of our suppliers; gasoline prices; war and the prospect of war, including terrorist activity; availability of consumer transportation; construction delays; access to available and feasible financing; and our ability to continue to negotiate pay-on-scan and other arrangements with our vendors. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and such events could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of AutoZone’s Form 10-K for the fiscal year ended August 28, 2004, for more information related to those risks.

Contact Information:

Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Ray Pohlman at (901) 495-7962, ray.pohlman@autozone.com